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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 5)*

                           ALLEGIANT BANCORP, INC.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.01 par value
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 017476 10 2
                              ----------------
                               (CUSIP Number)

                               October 9, 2002
-------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ]   Rule 13d-1(b)

           [X]   Rule 13d-1(c)

           [ ]   Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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-----------------------                                     -------------------
 CUSIP NO. 017476 10 2                                       PAGE 2 OF 5 PAGES
-----------------------                                     -------------------


===============================================================================
     1       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             Leon A. Felman
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) / /
                                                                       (b) / /
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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
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        NUMBER OF           5      SOLE VOTING POWER

         SHARES                    1,217,755.3858(1)

      BENEFICIALLY

        OWNED BY

          EACH

       REPORTING

         PERSON

          WITH
                          -----------------------------------------------------
                             6      SHARED VOTING POWER
                                    0

                          -----------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
                                    1,217,755.3858(1)

                          -----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                    0

-------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,222,755.3858(1)
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                        / /

-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             7.7%(2)
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON
                                   IN
===============================================================================

---------------------------
(1) Total includes 48,882.4909 shares held by Leon A. Felman; 62,400 shares held in the Leon A. Felman Family Trust of which Mr. Felman is the voting trustee; 1,106,472.8949 shares held in the Felman Family Partnership, LP of which Mr. Felman is the voting partner; and 5,000 shares subject to stock options exercisable as of October 9, 2002, or within 60 days thereafter.

(2) Computational Note: Based upon 15,847,511 shares of Allegiant Bancorp, Inc.
    ------------------
    common stock, $.01 par value, outstanding as of June 30, 2002.


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-----------------------                                     -------------------
 CUSIP NO. 017476 10 2                                       PAGE 3 OF 5 PAGES
-----------------------                                     -------------------


ITEM 1.           (a) Name of Issuer:

                      Allegiant Bancorp, Inc.

                  (b) Address of Issuer's Principal Executive Offices:

                      2122 Kratky Road
                      St. Louis, Missouri 63114

ITEM 2.           (a) Name of Person Filing:

                      Leon A. Felman

                  (b) Address of Principal Business Offices or, if none,
                      Residence:

                      25 Brentmoor Park
                      Clayton, Missouri  63105

                  (c) Citizenship:

                      United States

                  (d) Title of Class of Securities:

                      Common Stock, $.01 par value

                  (e) CUSIP Number:

                      017476 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.
                           80 a-8)
                  (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E)
                  (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)
                  (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G)
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
                  (j) [ ]  Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J)


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-----------------------                                     -------------------
 CUSIP NO. 017476 10 2                                       PAGE 4 OF 5 PAGES
-----------------------                                     -------------------


ITEM 4.           OWNERSHIP.

                  (a) Amount Beneficially Owned:

                      1,222,755.3858(1)

                  (b) Percent of Class:

                      7.7%(2)

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:

                            1,217,755.3858(1)

                      (ii)  Shared power to vote or to direct the vote:

                            0

                      (iii) Sole power to dispose or to direct the
                            disposition of:

                            1,217,755.3858(1)

                      (iv) Shared power to dispose or to direct the disposition of:

                            0


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                      N/A

---------------------------
(1) Total includes 48,882.4909 shares held by Leon A. Felman; 62,400 shares held in the Leon A. Felman Family Trust of which Mr. Felman is the voting trustee; 1,106,472.8949 shares held in the Felman Family Partnership, LP of which Mr. Felman is the voting partner; and 5,000 shares subject to stock options exercisable as of October 9, 2002, or within 60 days thereafter.

(2) Computational Note: Based upon 15,847,511 shares of Allegiant Bancorp, Inc.
    ------------------
    common stock, $.01 par value, outstanding as of June 30, 2002.


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-----------------------                                     -------------------
 CUSIP NO. 017476 10 2                                       PAGE 5 OF 5 PAGES
-----------------------                                     -------------------


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                      N/A

ITEM 10.          CERTIFICATION.

                      By signing below I certify that, to the best of
                  my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                               October 17, 2002
                                  -------------------------------------------
                                                     Date

                                              /s/ Leon A. Felman
                                  -------------------------------------------
                                                   Signature

                                                 Leon A. Felman
                                  -------------------------------------------
                                                   Name/Title